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                                                                      EXHIBIT 12

                  BOISE CASCADE OFFICE PRODUCTS CORPORATION
                     RATIO OF EARNINGS TO FIXED CHARGES

                                           For the Year Ended December 31
                                    --------------------------------------------
                                      1997       1996         1995        1994
                                    --------  -----------  -----------  --------
                                              (dollars in thousands)
Interest costs and amortization
 of debt costs                      $ 20,308     $  7,868      $   725   $     -
Interest factor related to
 noncapitalized leases (1)             4,456        4,839        2,203     1,632
                                    --------  -----------  -----------  --------

 Total fixed charges                $ 24,764     $ 12,707      $ 2,928   $ 1,632
                                    ========  ===========  ===========  ========


Income before income taxes          $ 99,784     $ 93,812      $71,370   $43,194
Total fixed charges                   24,764       12,707        2,928     1,632
                                    --------  -----------  -----------  --------
Total earnings before
 fixed charges                      $124,548     $106,519      $74,298   $44,826
                                    ========  ===========  ===========  ========

Ratio of earnings to fixed charges       5.0          8.4         25.4      27.5


(1) Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.